Exhibit 99.1

Press Release

10200 South De Anza Boulevard, Cupertino, California 95014 USA www.portal.com Tel: +1 408.572.2000

Portal Software Provides Update on SEC Filing Status and Releases

Preliminary, Unaudited Financial Results

CUPERTINO, August 31, 2005 - Portal Software, Inc. (PRSF.PK), the premier provider of billing and Revenue Management solutions for the global communications and media markets, today updated the status of its SEC filing progress and its previously released preliminary, unaudited financial results for the fourth quarter of fiscal 2005. The Company also disclosed additional preliminary, unaudited financial results for the first quarter of fiscal 2006 which ended April 29, 2005, along with an update on key second quarter fiscal 2006 results, and scheduled a conference call for today at 5:00 p.m. Eastern Time. The financial results released today are subject to change, pending completion of Portal’s quarterly close procedures and its assessment of its internal controls per Section 404 of the Sarbanes-Oxley Act and the results of the year-end audit.

The Company’s delisted status continues to relate to SEC compliance issues. During the extensive year-end audit that is still underway, no fraud or intentional misconduct has been found, although the Company has identified additional material weaknesses in its internal controls that contribute to the delay in filing its Form 10-K.

“Because we believe in the importance of providing our investors, customers and employees with continued updates on our progress toward regaining SEC compliance, as well as providing a view into our current financial results, we are giving an update to our previously released Q4 fiscal 2005 financials, as well as preliminary insight into our Q1 and Q2 fiscal 2006 results,” said Dave Labuda, Portal’s chief executive officer. “We have made considerable progress in completing the internal activities related to filing our Form 10-K for fiscal 2005.”

Updated Fourth Quarter Fiscal 2005 Preliminary, Unaudited Financial Results

•	Relative to the preliminary 2005 fourth quarter results previously disclosed on June 30, 2005, Portal expects its net loss to increase by approximately $0.4 million, from a net loss of $27.4 million previously reported to a net loss of $27.8 million. This is due primarily to additional audit fees related to the extended end-of-year close process and the quantification of a previously disclosed tax liability partially offset by a lower benefits and project cost accruals. These impacts will be reflected in the final statement of operations and balance sheet to be issued in the Company’s pending report on Form 10-K;

Portal Software, Inc. Files 10-Q for Third Quarter Fiscal 2005

Selected First Quarter Fiscal 2006 Preliminary, Unaudited Financial Results

•	First quarter 2006 bookings were $40.4 million compared to bookings of $31.3 million for the same period last year, and $39.7 million for the fourth quarter of 2005;

•	Revenue is expected to range between $27 million and $29 million. This compares to $31.2 million for the same period last year and $27.5 million recorded in the fourth quarter of 2005;

•	Q1 2006 gross margin is expected to range between $16.5 million and $18 million. This is an improvement from the $14.0 million in gross margin recorded in the same period last year and from $12.9 million recorded in the fourth quarter of 2005;

•	Q1 2006 SG&A and R&D expenses are expected to range between $22.5 million and $23.5 million. This compares favorably to Q4 2005 SG&A and R&D expenses of $28.8 million reflecting a more efficient selling cost structure, lower auditing fees planned for fiscal 2006, and the completion of the Portal 7 development program. Q1 2005 SG&A and R&D expenses were $23 million;

•	The Company’s GAAP net loss is expected to range between $5.5 million and $7.0 million, for a loss of $0.13 to $0.16 per diluted share. This compares to a GAAP net loss of $6.2 million or $0.15 per diluted share for the same period last year and a GAAP net loss of $27.8 million or $0.65 per diluted share in Q4 fiscal 2005;

•	Cash and investments at April 29, 2005 were $57.8 million (including $15.5 million in restricted cash and investments), down from $59.7 million at the end of the fourth quarter of 2005;

•	Deferred revenue at April 29, 2005 is expected to range between $52 million and $54 million, compared to $43.8 million in the fourth quarter of 2005 and $23.8 million in the first quarter of 2005.

Selected Second Quarter Fiscal 2006 Preliminary, Unaudited Financial Results

•	Second quarter 2006 bookings were $29.1 million compared to bookings of $46.3 million for the same period last year, and $40.4 million for the first quarter of 2006;

•	Cash and investments at July 29, 2005 were $54.3 million (including $13.8 million in restricted cash and investments), down from $57.8 million at the end of the first quarter of 2006. Total cash outflow during the quarter was $3.8 million.

Total cash flow in the first half of fiscal 2006 was negative $5.7 million compared to negative $24.0 million for the second half of fiscal 2005. Although the Company expects quarterly fluctuations to occur, these results demonstrate significant progress towards the company’s goal of becoming operating cash flow positive in fiscal 2006.

SEC Filing Update

As disclosed previously, as a result of the extended financial close process as well as the assessment of its internal controls as required

Portal Software, Inc. Files 10-Q for Third Quarter Fiscal 2005

by Section 404 of the Sarbanes-Oxley Act of 2002, Portal is currently delinquent in filing its Form 10-K for the fiscal year ended January 28, 2005 and in filing its Form 10-Q for the fiscal quarter ended April 29, 2005.

While Portal has substantially completed its internal assessment required by Sarbanes-Oxley and its documentation in support of the fiscal 2005 financial audit, it will not file a completed, fully audited and reviewed Form 10-K by August 31, 2005 as previously estimated. The current estimate is that it will take the Company and its auditors up to an additional six weeks to complete their assessment of the Company’s internal controls and financial results. During this time, Portal expects to complete additional procedures to verify that the results of its financial audit are fair and accurate in all material respects, notwithstanding the material weaknesses that existed during fiscal 2005 and that continue to exist today. Portal will continue to make every effort to file its Form 10-K for fiscal 2005, as well as its Forms 10-Q for the first and second quarters of fiscal 2006, as soon as possible. However, the anticipated delay in the 10-K filing will result in filing delays of the Company’s Forms 10-Q for the first three quarters of fiscal 2006 compared to the dates previously estimated. The Company has provided new estimates of these filing dates below:

•	For the first quarter ended April 29, 2005, six weeks after the filing of the 10-K.

•	For the second quarter ended July 29, 2005, ten weeks after the filing of the 10-K.

•	For the third quarter ending October 28, 2005, fourteen weeks after the filing of the 10-K.

The Company intends to seek re-listing on the NASDAQ Stock Market as soon as it can satisfy NASDAQ’s listing standards. There can be no assurance, however, that the Company will be successful in obtaining re-listing with NASDAQ.

Material Weaknesses in Internal Controls

As previously disclosed in Portal’s Form 10-Q for the quarter ended October 29, 2004 and in its press release dated June 30, 2005, at the end of the Company’s fiscal year ended January 28, 2005 and as of the date of this press release, the Company has identified multiple, unremediated material weaknesses in its internal controls over financial reporting (the Company’s “internal controls”). Investors should refer to the Company’s Form 10-Q for the fiscal quarter ended October 29, 2004, which was filed with the Securities and Exchange Commission on April 25, 2005, its previous 8-K filings, and to its press release dated June 30, 2005, for further detail as to the nature of these material weaknesses and control deficiencies.

Subsequent to our press release dated June 30, 2005, which provided preliminary, unaudited financial information for our fourth quarter fiscal 2005 and in conjunction with the ongoing Section 404 Internal Control testing, management identified additional material weaknesses in its internal controls over financial reporting. Specifically, management identified material weaknesses related to the management of payroll related taxes in foreign countries and related to its overall entity level controls. The material weaknesses in our entity level

Portal Software, Inc. Files 10-Q for Third Quarter Fiscal 2005

controls relate to establishing an effective control environment, assessing risk, performing control activities, and monitoring controls. These material weaknesses are in addition to the material weaknesses that were previously disclosed and that continue to exist, including, without limitation, those in revenue recognition processing, financial close processing, and a shortage of qualified finance staff (all of which also existed at the end of fiscal year 2005).

These material weaknesses have contributed to the delays in the Company’s filing of its periodic reports with the SEC and increase the risk that there may be material inaccuracies in our filed reports or in the preliminary results reported herein. Portal has been and continues to work diligently to remediate these material weaknesses. The Company believes it has made progress on several fronts in remediating the control deficiencies that have caused the material weaknesses, and it is committed to fixing these control deficiencies and remediating the material weaknesses in the Company’s internal controls.

Conference Call Information

Portal will discuss its SEC filing status and updated fourth quarter fiscal 2005 results, as well as its preliminary, unaudited first and second quarter fiscal 2006 financials, plus other financial and business information in a conference call and audio web cast on Wednesday, August 31, 2005 at 5:00 p.m. Eastern (2:00 p.m. Pacific).

To access Portal’s investor call, please dial one of the following numbers at 4:50 p.m. Eastern (1:50 p.m. Pacific) on August 31, 2005: (800) 706-3415 (inside the U.S.) or (706) 634-1314 (outside of the U.S.). A telereplay will be available until September 7, 2005 by calling (800) 642-1687 (inside the US) or (706) 645-9291 (outside the US). The telereplay passcode is 8998790. Additionally, an archive of the webcast will be available for one year. To listen to the archived webcast use the following URL: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64835&eventID=1125240

This press release will be filed as an exhibit to a current report on Form 8-K and will be posted on Portal’s web site prior to the conference call described above. For a copy of this press release, please visit Portal’s Investor Relations site at www.portal.com/about_portal/investor_relations.

About Portal Software, Inc.

Portal Software is the premier provider of billing and Revenue Management solutions for the global communications and media markets. The Company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems. Portal is the Revenue Management partner of choice to the world’s leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

Portal Software, Inc. Files 10-Q for Third Quarter Fiscal 2005

Forward Looking Statements

Statements in this release concerning Portal Software, Inc.’s revenue, expense, cash, preliminary, unaudited financial results for the fourth quarter of fiscal year 2005 and the first and second quarters of fiscal year 2006, our expectations to become operating cash flow positive in the fourth quarter of fiscal 2006, and our expectations regarding the completion of the audit of our fiscal year 2005 financial statements and completion of Sarbanes Oxley Section 404 requirements, as well as the remediation of our material weaknesses, are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following:

Our auditors have not completed their review of our fiscal 2005 results, nor commenced their review of these preliminary Q1 and Q2 2006 results. Consequently, our Audit Committee has not had an opportunity to complete its review of the preliminary financial results contained herein. Our auditors and/or Audit Committee may not agree with the conclusions our management has reached. In addition, management has not completed additional procedures to verify that the results of its financial audit are fair and accurate in all material respects, notwithstanding the material weaknesses that existed during fiscal 2005. Management has also not completed reviewing and/or resolving all of the tax matters the Company previously disclosed in its press release dated June 30, 2005. During the course of completing these respective reviews and audit, we may determine we need to revise materially the preliminary results reported herein or restate the results reported for previous periods. The material weaknesses in our internal controls significantly increase the risk that the preliminary financial results reported herein, including results reported as specific numbers or within ranges, as well as our previously issued financial results, may need to change. For instance, we may discover errors in determining these results or additional information which has a material impact upon them. In addition, customers are engaging in greater due diligence before making commitments and, as a result, sales may be delayed and we may not reach our expected level of sales required to become operating cash flow positive in the fourth quarter of fiscal 2006.

Significant consequences could result from one or more of these general or specific events occurring, particularly if they result in a material impact to our financial results. We would likely be unable to meet the revised timeline for filing our Form 10-K for fiscal year 2005 and our Forms 10-Q for the first three quarters of fiscal year 2006 that we have announced today. In addition, we may incur additional costs, experience delays or the loss of new and existing business, as well as management distraction, private litigation, regulatory inquiries or enforcement action, and employee attrition. These consequences, if they materialize, would have a material adverse impact on our business and operations. Other factors which could cause actual results to differ from those discussed in this press release are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 30, 2004, our

Portal Software, Inc. Files 10-Q for Third Quarter Fiscal 2005

subsequent quarterly reports on Form 10-Q, and our current reports filed on Form 8-K. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Copyright 1996-2005. PORTAL, the PORTAL LOGO, INFRANET, INFRANET CABLE, INFRANET DNA, INFRANET IPT, INFRANET WIRELESS, INFRANET WIRELINE, INTERCONNECT, INTEGRATE, RETURN ON INNOVATION, TELCOONE, REAL TIME— NO LIMITS, CONTENT CONNECTOR and BILLINGAGILITY are trademarks or registered trademarks in the United States and in other countries, all owned by Portal Software, Inc. or its subsidiaries.

Contacts:

Investor Relations

408-572-2345, investor_relations@portal.com

Amy Cozamanis, Financial Relations Board

310-854-8314

acozamanis@financialrelationsboard.com

Media:

Kevin Payne, Portal

408-572-3614, kpayne@portal.com

Josh Aroner, Zeno Group

415-369-8107, josh.aroner@zenogroup.com

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